       As filed with the Securities and Exchange Commission on December 15, 2000
                                                 Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                                AFFYMETRIX, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                      77-0319159
(State or other jurisdiction of             (IRS Employer of Identification No.)
 Incorporation or organization)


                             3380 CENTRAL EXPRESSWAY
                              SANTA CLARA, CA 95051
               (Address of principal executive offices) (Zip Code)


                                  VERN NORVIEL
         SENIOR VICE PRESIDENT, GENERAL COUNSEL and CORPORATE SECRETARY
                                AFFYMETRIX, INC.
                             3380 CENTRAL EXPRESSWAY
                              SANTA CLARA, CA 95051
                     (Name and address of agent for service)
                                 (408) 731-5000
          (Telephone number, including area code, of agent for service)

                                -----------------

                                    COPY TO:

                             James A. Matarese, Esq.
                           Goodwin, Procter & Hoar LLP
                                 53 State Street
                        Boston, Massachusetts 02119-2881
                                 (617) 570-1000

                               ------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


================================================================================

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                          CALCULATION OF REGISTRATION FEE

=============================== ===================== =================== ===================== ====================
                                                       Proposed Maximum     Proposed Maximum
  Title of Securities to be         Amount to be        Offering Price     Aggregate Offering        Amount of
        Registered (1)             Registered(2)         per Share(3)            Price           Registration Fee
------------------------------- --------------------- ------------------- --------------------- --------------------
Common Stock, $0.01 par value     1,285,237 shares          $69.25            $89,002,662             $23,497
=============================== ===================== =================== ===================== ====================


(1) This Registration Statement also relates to the Rights to purchase shares of Series B Junior Participating Preferred Stock of Affymetrix which are attached to all shares of common stock outstanding as of, and issued subsequent to, October 15, 1998, pursuant to Affymetrix' Rights Agreement, dated as of October 15, 1998, as amended. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with such stock.

(2) The amount to be registered includes an indeterminate number of shares issuable as a result of stock splits and stock dividends in accordance with Rule 416.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low prices of the Common Stock on December 8, 2000 as reported by the Nasdaq National Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     SUBJECT TO COMPLETION. DATED DECEMBER 15, 2000. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                                AFFYMETRIX, INC.

                                1,285,237 Shares

                                  Common Stock


This prospectus relates to 1,285,237 shares of common stock of Affymetrix, Inc. (together with associated Rights to purchase shares of Series B Junior Participating Preferred Stock which are attached to all shares of common stock outstanding as of, and issued subsequent to, October 15, 1998, pursuant to the terms of Affymetrix' Rights Agreement dated as of October 15, 1998) to be offered for sale from time to time by the stockholders listed under the heading "Selling Stockholders," pursuant to the plan of distribution listed under "Plan of Distribution" in this prospectus.

Affymetrix will not receive any of the proceeds from sales of the shares of common stock made by the selling stockholders pursuant to this prospectus.

Our common stock is traded on the Nasdaq National Market under the symbol AFFX. On December 8, 2000 the last reported sale price of our common stock was $71.047 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 2 to read about factors you should consider before buying shares of the common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Subject to Completion.  The date of this prospectus is December 15, 2000.

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
ABOUT THIS PROSPECTUS.............................................................................................1

AFFYMETRIX, INC...................................................................................................1

RISK FACTORS......................................................................................................2

FORWARD-LOOKING STATEMENTS........................................................................................9

WHERE YOU CAN FIND MORE INFORMATION..............................................................................10

INCORPORATION BY REFERENCE.......................................................................................10

USE OF PROCEEDS..................................................................................................11

SELLING STOCKHOLDERS.............................................................................................11

PLAN OF DISTRIBUTION.............................................................................................12

LEGALITY OF THE SECURITIES.......................................................................................14

EXPERTS..........................................................................................................14



                                      (i)

                              ABOUT THIS PROSPECTUS

     This prospectus is a part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may sell up to 1,285,237 shares of our common stock. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Information Available to You."

     This prospectus includes trademarks of Affymetrix and other corporations.

                                AFFYMETRIX, INC.

     We are in the business of developing and selling systems and related products that allow researchers to study genetic information in order to help improve the diagnosis, monitoring and treatment of disease. Our GeneChip -Registered Trademark- system consists of disposable DNA probe arrays containing gene sequences on a chip, reagents for use with the probe arrays, a scanner, and other instruments to process the probe arrays and software to analyze and manage genetic information. Our spotted array system enables individual researchers to create and analyze custom microarrays on an easy-to-use, cost efficient platform. DNA, which is a common abbreviation for DEOXYRIBONUCLEIC ACID, provides the molecular blueprint of every living organism and is made up of individual genes which determine what attributes or characteristics a particular organism will have. DNA probe array refers to a collection of DNA molecules attached to a surface, such as a piece of glass, and designed for viewing under a microscope-type device known as a scanner. Commercial sales of our products began in April 1996. We currently sell our products to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories.

                              ---------------------

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

     If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

THE MARKET PRICE OF OUR COMMON STOCK IS EXTREMELY VOLATILE, AND THE VALUE OF OUR COMMON STOCK MAY DECREASE SUDDENLY.

     For a number of reasons, the market price of our common stock is extremely volatile, and the value of the common stock you receive may be significantly less than the market value of that stock today. This extreme volatility also puts us at risk for securities class action litigation, which would cause us to divert both financial and managerial resources, which could reduce our profits.

     To demonstrate the volatility of our stock price, during the period beginning September 30, 1999 through September 30, 2000, the volume of our common stock traded on any given day has ranged from 91,200 to 5,372,400 shares, a 5,791% difference. Moreover, during that period, our common stock has traded as low as $38.50 per share and as high as $160.25 per share, a 316% difference. The market price of our common stock has changed as much as $19.813 per share in a single day and our stock price has changed more than $10 in a single day at least 26 times in the last twelve months.

WE HAVE A HISTORY OF OPERATING LOSSES, MAY INCUR FUTURE LOSSES AND CANNOT BE CERTAIN THAT WE WILL ACHIEVE SUSTAINABLE PROFITABILITY.

     We have experienced significant operating losses each year since our inception, and we expect these losses to continue. For example, we experienced net losses of approximately $22.8 million in 1997, $26.8 million in 1998 and $25.5 million in 1999. We had an accumulated deficit of approximately $96.6 million as of December 31, 1998 and approximately $124.2 million as of December 31, 1999. Our losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with our operations. These costs have exceeded our revenues and interest income, which, to date, have been generated principally from product sales and technology access fees, collaborative research and development agreements, government research grants and from cash and investment balances. Although the quarter ended September 30, 2000 marked the first profitable quarter in our history, we incurred a net loss of $12.1 million for the nine months ended September 30, 2000 and cannot guarantee future profitability. Among other things, our ability to manage the transition to a commercially successful company will depend upon our ability to:

     - maintain our commercial manufacturing capability for probe arrays and consistently achieve acceptable yields from those capabilities;

     - cost-effectively manufacture components of the GeneChip -Registered Trademark- system;

     -    develop our marketing capabilities cost effectively;

     -    establish sales and distribution capabilities cost-effectively;

     - enter into supply agreements with customers desiring to use our products;

     -    develop products that are accepted by the marketplace;

     - create a product mix that is appealing to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories;

     -    avoid infringing on the intellectual property rights of others;

     -    enforce our intellectual property rights against others;

     -    obtain necessary regulatory approvals; and

     -    hire and retain qualified key personnel.

     In addition, any delays in receipt of any necessary regulatory approvals or any adverse developments with respect to our ability to enforce our intellectual property relative to our competitors could seriously harm the successful commercialization of our technologies and could have a material adverse effect on our business, financial condition and results of operations.

OUR QUARTERLY RESULTS OF OPERATIONS HAVE HISTORICALLY FLUCTUATED SIGNIFICANTLY PERIOD-TO-PERIOD, AND OUR STOCK MAY DECREASE IN VALUE SIGNIFICANTLY FOLLOWING AN EARNINGS RELEASE.

     Although we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance, our operating results will likely be below the expectations of public market analysts or investors in a future quarter or quarters and the market price of our common stock may fall significantly.

WE HAVE A LIMITED OPERATING HISTORY, HAVE REPORTED ONLY ONE PROFITABLE QUARTER AND MAY NEVER ACHIEVE SUSTAINED PROFITABILITY.

     We are a relatively new company and, for the most part, our technologies are still in the early stages of development. We have just begun to incorporate our technologies into commercial products. We need to make significant investments to ensure our products perform correctly and are cost-effective. In addition, we must obtain additional regulatory approvals to sell our product for purposes other than research use. Even if we develop our products for commercial use and obtain all necessary regulatory approvals, we may not be able to develop products that:

     -    are accepted by the research, diagnostic or other market places;

     -    are accurate and effective;

     -    meet applicable regulatory standards in a timely manner;

     -    are protected from competition by others;

     -    do not infringe the intellectual property rights of others;

     -    can be manufactured in sufficient quantities or at a reasonable cost;
          or

     -    can be marketed successfully.

SALES OF OUR GENECHIP -REGISTERED TRADEMARK- PRODUCTS AND OUR OPERATING RESULTS MAY FLUCTUATE UNPREDICTABLY FROM PERIOD TO PERIOD.

     We expect that our customers' supply requirements and orders will depend, among other things, on the frequency of experiments conducted by them, their inventory of GeneChip -Registered Trademark- products and their expectations as to how long it will take for us to fill future orders. In addition, we expect that from time to time we will receive relatively large orders with short lead times. As a result, our revenues and operating results may fluctuate significantly from period to period due in part to factors that are outside of our control and which we cannot predict.

WE MAY LOSE CUSTOMERS UNLESS WE IMPROVE OUR ABILITY TO MANUFACTURE OUR PRODUCTS AND ENSURE THEIR PROPER PERFORMANCE.

     We produce our GeneChip -Registered Trademark- products in an innovative and complicated manufacturing process. We have experienced and may experience in the future significant variability in the manufacturing yield of our GeneChip -Registered Trademark- products which has reduced, and may reduce in the future, our gross margins and harm our business. We have also experienced, and anticipate that we may continue to experience, difficulties in meeting customer, collaborator and internal demand for some of our probe array products. If we cannot deliver products in a timely manner, we could lose customers, delay introduction of new products or cause demand for our products to decline. Furthermore, if we cannot deliver products to our customers that consistently meet their performance expectations, demand for our products will decline.

Because we have a limited manufacturing history, we do not fully understand all of the factors that affect our manufacturing processes. As a result, manufacturing and quality control problems have arisen and we expect them to continue to arise as we attempt to increase the production rate at our manufacturing facilities. We may not be able to increase production rates at these facilities in a timely and cost-effective manner or at commercially reasonable costs.

OUR SURVIVAL DEPENDS ON OUR ABILITY TO AVOID INFRINGING THE INTELLECTUAL PROPERTY OF OTHERS AS WELL AS MAINTAINING, ENFORCING AND OBTAINING INTELLECTUAL PROPERTY RIGHTS OF OUR OWN.

     Intellectual property rights are essential to our business. We are engaged in significant litigation with our competitors regarding our intellectual property rights. On January 6, 1998, we filed a patent infringement action against Incyte Pharmaceuticals and Synteni to protect our U.S. Patent No. 5,445,934. In addition, Hyseq has filed three patent infringement actions against us and on August 18, 1998, we filed suit against Hyseq to protect our U.S. Patent Nos. 5,795,716 and 5,744,305. On September 1, 1998, we amended our complaint against Hyseq to protect our U.S. Patent No. 5,800,992. In addition, Oxford Gene Technology filed patent infringement suits against us, and Oxford Gene Therapy Limited applied to revoke our EP(UK) 0-619-321 Patent, related to DNA arrays, in the United Kingdom. In connection with the Oxford Gene Technology suit, on April 7, 2000, a United Kingdom court held that our 1999 purchase of Beckman Coulter's array business was not sufficient to transfer Beckman Coulter's license to certain patents held by Oxford Gene Technology. This decision was subsequently reversed by the U.K. Court of Appeal on November 2, 2000. On November 6, 2000, the Delaware court issued an order construing terms in certain of the patent claims at issue following a Markman hearing in OGT's patent infringement case against us. The first phase of the trial in this case began on November 6, 2000 on the issue of infringement/willful infringement phase of the trial was completed on November 8, 2000 and on November 10, 2000 the jury returned its verdict that Affymetrix did not literally or willfully infringe OGT's U.S. Patent No. 5,7000,637. The jury did find, however, infringement under the "doctrine of equivalents." In addition, on July 6, 2000, PE Corporation ("PE") filed a patent infringement action against us alleging that certain Affymetrix products infringe five PE patents related to reagents that Affymetrix purchases from PE licensed vendors.

     All of these cases are pending and consume, and will continue to consume, substantial portions of our financial and managerial resources. A loss of a significant litigation could prevent us from producing our current products or developing new ones and could also result in the payment of significant penalties and royalties, which could make it too costly to produce some or all of our products. If we cannot maintain, enforce or obtain intellectual property rights, competitors can design probe array systems with similar competitive advantages to our GeneChip -Registered Trademark- technology without paying us royalties. In order to continue our current business, we must successfully:

     - defend against third parties asserting that we infringe their intellectual property rights;

     - enforce our intellectual property rights against third parties infringing our rights;

     -    meet applicable regulatory standards in a timely manner;

     - obtain licenses to the intellectual property we need to continue or expand our business;

     - obtain enforceable patent rights to our product and process innovations; and

     - defend the scope of our existing or pending patents in administrative proceedings, such as oppositions or interferences.

     Moreover, even if we defend and enforce our intellectual property rights, others may independently develop similar or alternative technologies, duplicate any of our technologies, or design around or invalidate our patented technologies. These developments would reduce the value of our intellectual property assets.

THE FINAL OUTCOME OF OXFORD GENE TECHNOLOGY'S PATENT INFRINGEMENT CASE AGAINST US IN THE DELAWARE COURT MAY RESULT IN AN ADVERSE FINANCIAL IMPACT ON OUR BUSINESS. DEPENDING ON THE SUCCESS OF THE FINAL OUTCOME OF THIS CASE, WE MAY INCUR AN INCREMENTAL LEGAL EXPENSE RESULTING FROM THE COMPENSATION ARRANGEMENT WITH OUR ATTORNEYS.

     On November 10, 2000, the jury in Oxford Gene Technology's ("OGT") patent infringement case against us rendered its verdict that we infringed OGT's U.S. Patent No. 5,700,637 under the "doctrine of equivalents." The Delaware court is considering our motions that, if granted, would eliminate the jury's verdict. In the event that our motions are denied and our defenses are tried and rejected by the court, we may be obligated to pay damages to OGT arising from sales of certain of our products during the period beginning on the date of the issuance of the '637 patent and ending on the date that we acquired a license to the '637 patent in connection with our purchase of Beckman Coulter, Inc.'s microarray business. The amount and timing of these damages are uncertain and may result in an adverse financial impact on our business. In addition, pursuant to the compensation arrangement that we have with our legal counsel, we have agreed to pay our legal counsel additional fees if Affymetrix is successful in defending this case. Accordingly, depending on the success of the final outcome of the case, we may incur an incremental legal expense as a result of this compensation arrangement.

WE HAVE VARIOUS MECHANISMS IN PLACE TO DISCOURAGE TAKEOVER ATTEMPTS

     In October 1998, we adopted a stockholder rights plan and change of control policy. The purpose of the stockholder rights plan is to allow us and our board of directors an opportunity to deal responsibly with parties that attempt to gain a control position in our company without the approval of the board of directors. The purpose of the change of control policy is to ensure that our employees are treated fairly in the event of a change of control of us. Our stockholder rights plan and change of control policy may discourage, delay or prevent a change in control of us that a stockholder may consider favorable.

     In addition, certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of us that a stockholder may consider favorable. These provisions include:

     -    Authorizing the issuance of "blank check" preferred stock;

     -    Prohibiting cumulative voting in the election of directors;

     - Requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

     -    Limiting the persons who may call special meetings of stockholders;

     -    Prohibiting stockholder action by written consent; and

     - Establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     In addition, certain provisions of Delaware law and our stock incentive plans as well as recent and anticipated rulings from the Securities and Exchange Commission relating to the accounting for acquisitions may discourage, delay or prevent a change in control.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS AND WE WILL BE UNABLE TO MANUFACTURE OUR PRODUCTS IF SHIPMENTS FROM THESE SUPPLIERS ARE DELAYED OR INTERRUPTED.

     Key parts of our GeneChip -Registered Trademark- product line, as well as various equipment and raw materials used in the synthesis of probe arrays, are currently available only from a single source or a limited number of sources. We rely on Agilent Technologies to manufacture our scanners and on Enzo Diagnostics, Inc. to manufacture key substances used with probe arrays and various labeling kits needed to process samples. In addition, components of our manufacturing equipment are available from one or only a few suppliers. In the event that supplies from these vendors were delayed or interrupted for any reason, we would not be able to get manufacturing equipment, scanners or other components for our GeneChip -Registered Trademark- product in a timely fashion or in sufficient quantities or under acceptable terms.

     Even if alternative sources of supply are available, it could be time consuming and expensive for us to qualify new vendors. In addition, we are dependent on our vendors to provide components of appropriate quality and reliability and to meet applicable regulatory requirements. Consequently, in the event that supplies from these vendors were delayed or interrupted for any reason, we could be delayed in our ability to develop and deliver products to our customers.

IF WE CANNOT CONTINUOUSLY DEVELOP AND INTRODUCE NEW PRODUCTS WE WILL NOT BE ABLE TO COMPETE SUCCESSFULLY IN OUR HIGHLY COMPETITIVE AND RAPIDLY CHANGING MARKET.

     We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing and many of our current and potential competitors have significantly greater financial, technical, marketing and other resources. In addition, many current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary genetic content. We cannot survive if we fail to respond quickly to new or emerging technologies and changes in customer requirements.

     Currently, our principal competition comes from existing DNA probe array and other technologies that are used to perform many of the same functions for which we market our GeneChip -Registered Trademark- products. In order to compete against existing and newly developed technologies and maintain pricing and gross margins, we need to successfully demonstrate to potential customers that our GeneChip -Registered Trademark- products provide improved performance and capabilities. A large number of publicly traded and privately held companies including Agilent Technologies, Corning, Inc., CuraGen, Gene Logic, Inc., General Scanning, Inc., Genome Solutions, Hitachi, Ltd., Illumina, Inc., Incyte/Synteni, Lynx Therapeutics, Motorola, Inc. and Sequenome, Inc. also are developing or have developed DNA probe based assays or other products and services, some of which may be competitive with ours.

IF WE ARE UNABLE TO MAINTAIN OUR RELATIONSHIPS WITH COLLABORATIVE PARTNERS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS AND SERVICES.

     We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain collaborative relationships with key companies as well as with key academic researchers. Our collaborative partners, however, may not be able to perform their obligations as expected or devote sufficient resources to the development, clinical testing, supply or marketing of our potential products developed under these collaborations

     Currently, our significant collaborative partners include Agilent Technologies in the making of our scanners, Amersham Pharmacia Biotech KK in distributing our products in Japan and Roche Molecular Systems and bio Merieux in the making of our diagnostic chip products. Relying on these or other collaborative relationships is risky to our future success because:

     - our partners may be developing technologies or components competitive with our GeneChip -Registered Trademark- product, such as Agilent Technologies, which is developing a DNA probe based array;

     - our existing collaborations may preclude us from entering into additional future arrangements;

     - our partners may not obtain regulatory approvals necessary to continue the collaborations in a timely manner;

     - some of our agreements may prematurely terminate due to disagreements between us and our partners;

     - our partners may not devote sufficient resources to the development and sale of our products;

     -    our partners may be unable to supply products to us on a timely basis;

     -    our collaborations may be unsuccessful; or

     - we may not be able to negotiate future collaborative arrangements on acceptable terms.

     To date, we have not encountered any material difficulty selling our products and services in light of these risks.

OUR CURRENT SALES, MARKETING AND TECHNICAL SUPPORT ORGANIZATION MAY LIMIT OUR ABILITY TO SELL OUR PRODUCTS.

     We currently have limited sales, marketing and technical support services. To assist our sales and support activities, we entered into a nonexclusive distribution agreement covering Japan with Amersham Pharmacia Biotech KK and a service agreement for our GeneArray -Registered Trademark- scanner with Agilent Technologies. In addition, we have in place several third parties a series of distribution agreements covering Affymetrix 417 and 428 instruments product line that was acquired in our acquisition of Genetic Microsystems, Inc. These and other third parties, such as Amersham Pharmacia Biotech KK and Agilent Technologies, on whom we rely for sales, marketing and technical support may decide to develop and sell competitive products or otherwise become our competitors, which could harm our business. For instance, Agilent Technologies is currently developing a DNA probe based array. Although we have invested significant other resources to expand our direct sales force and our technical and support staff, we may not be able to establish a sufficiently sized sales, marketing or technical support organization to sell, market or support our products.

THE LOSS OF A KEY CUSTOMER COULD SUBSTANTIALLY REDUCE OUR REVENUES AND BE PERCEIVED AS A LOSS OF MOMENTUM IN OUR BUSINESS.

     Our customers are concentrated in a small number of pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. We expect that a small number of customers, such as Aventis, F. Hoffman-LaRoche, Ltd., Genetics Institute, Gene Logic, Inc. and other key customers, will continue to account for a substantial portion of revenues for the foreseeable future. If we lose a major customer, our revenues may be substantially reduced and investors may perceive this as a loss of momentum in our business. Moreover, if consolidation in the pharmaceutical and biotechnology industries continues, our current and potential customer base could decrease, reducing aggregate sales and shrinking our target market.

BECAUSE OUR BUSINESS IS HIGHLY DEPENDENT ON KEY EXECUTIVES AND SCIENTISTS, OUR INABILITY TO RECRUIT AND RETAIN THESE PEOPLE COULD HINDER OUR BUSINESS EXPANSION PLANS.

     We are highly dependent on our executive officers and our senior scientists and engineers, including our scientific advisors. Our product development and marketing efforts will be delayed or curtailed if we lose the services of any of these people.

     We rely on our scientific advisors and consultants to assist us in formulating our research, development and commercialization strategy. All of these individuals are engaged by employers other than us and have commitments to other entities that may limit their availability to us. Some of them also consult for companies that may be our competitors. A scientific advisor's other obligations may prevent him or her from assisting us in developing our technical and business strategies.

     To expand our research, product development and sales efforts we need additional people skilled in areas such as bioinformatics, organic chemistry, information services, regulatory affairs, manufacturing, sales, marketing and technical support. Competition for these people is intense and their turnover rate is high. We will not be able to expand our business if we are unable to hire, train and retain a sufficient number of qualified employees.

BECAUSE GLAXO WELLCOME OWNS A SUBSTANTIAL PORTION OF OUR OUTSTANDING CAPITAL STOCK, IT MAY BE ABLE TO INFLUENCE THE OUTCOME OF STOCKHOLDER VOTES OR THE MARKET PRICE OF OUR STOCK.

     Glaxo Wellcome plc ("Glaxo") and its affiliates currently beneficially own approximately 17% of our outstanding common stock as of November 15, 2000. Accordingly, Glaxo may be able to exercise significant influence over our business and over matters subject to stockholder votes, including votes concerning the election of directors, adoption of amendments to our certificate of incorporation and bylaws and approval of mergers and other significant corporate transactions. Moreover, our stock price may drop if Glaxo or any of its affiliates sells a significant amount of our stock or if investors interpret any sale of our stock by Glaxo or any of its affiliates as a sign of weakness in our business.

FUTURE ACQUISITIONS MAY DISRUPT OUR BUSINESS AND DISTRACT OUR MANAGEMENT.

     We have recently engaged in acquisitions and expect to continue to do so. We may not be able to identify suitable acquisition candidates, and if we do identify suitable candidates, we may not be able to make such acquisitions on commercially acceptable terms or at all. If we acquired another company, we may not be able to successfully integrate the acquired business into our existing business in a timely and non-disruptive manner or at all. We may have to devote a significant amount of time and resources to do so. Even with this investment of time and resources, an acquisition may not produce the revenues, earnings or business synergies that we anticipate. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, acquisitions can involve non-recurring charges and amortization of significant amounts of goodwill and deferred stock compensation that could adversely affect our results of operations.

WE MAY NOT BE ABLE TO REALIZE THE BENEFITS OF RECENT ACQUISITIONS.

     We acquired Genetic MicroSystems, Inc. a privately held instrumentation company specializing in DNA array technology in February, 2000 and Neomorphic, Inc., a privately-held, computational genomics company in October, 2000. We might have to devote significant time and resources to try to integrate these businesses, and we may not be able to successfully do so. Although we spent significant time and resources on these acquisitions, they may not produce the revenues, earnings or business synergies we anticipate, which could harm our business and financial results.

PERLEGEN SCIENCES, INC. MAY NOT BE ABLE TO RAISE THIRD PARTY FINANCING ON FAVORABLE TERMS, IF AT ALL.

     In October 2000, we formed Perlegen Sciences, Inc. ("Perlegen"), a genomics subsidiary that plans to use Affymetrix' latest DNA array technology to read 50 genomes and identify the millions of genetic variations between individuals and find pattern in those variations that Perlegen believes will be marketable to pharmaceutical companies in testing the viability of drugs. There is no guarantee, however, that Perlegen will be able to obtain third party financing on favorable terms or that the funding from outside sources will be sufficient to fund Perlegen's operation or enable us to account for Perlegen under the equity method. We cannot assure the success of Perlegen and if Perlegen is unable to obtain sufficient funding from outside sources, we may decide to abandon the Perlegen project or bear the costs of financing Perlegen itself. This may divert our resources from other potential uses and also require us to recognize Perlegen's operating losses in our consolidated results.

                           FORWARD-LOOKING STATEMENTS

     All statements in this prospectus that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. These statements are based on our management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in these forward-looking statements as a result of various factors, including but not limited to, the risk factors contained in this prospectus, uncertainties relating to technological approaches, product development, manufacturing and market acceptance, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 0-28218. You may read and copy any document we file at the following SEC public reference rooms:


450 Fifth Street, N.W.    500 West Madison Street        7 World Trade Center
      Room 1024                 14th Floor                     Suite 1300
Washington, D.C. 20549    Chicago, Illinois 60661       New York, New York 10048


     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

     Our common stock is listed on the Nasdaq National Market under the symbol "AFFX." You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Except as described under "Incorporation by Reference," the information on file with the SEC and the Nasdaq National Market does not constitute part of this prospectus.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" certain documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. However, to the extent the information contained in this prospectus is inconsistent with information previously filed with the SEC, the information contained in this prospectus supersedes this incorporated information. Information in documents that we file later with the SEC will automatically update and supersede information included or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:


     - Proxy Statement as filed on May 2, 2000 pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended;

     -    Annual Report on Form 10-K for the year ended December 31, 1999;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     - Current Reports on Form 8-K filed on February 11, 2000, April 7, 2000, April 11, 2000, April 27, 2000, June 13, 2000, July 6, 2000,
          July 21, 2000, August 21, 2000, October 3, 2000, October 20, 2000,
          November 3, 2000, November 7, 2000, November 13, 2000 and November 30, 2000. The Current Report on Form 8-K filed on April 7, 2000 includes consolidated financial statements and schedule which reflect the February 2000 acquisition of Genetic MicroSystems, Inc. using the pooling of interests method. Such financial statements supercede the consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999.

     - Form 8-A filed on October 16, 1998 and Form 8-A/A filed on March 29, 2000; and

     - Registration Statement No. 0-28218 on Form 8-A filed with the SEC on April 16, 1996 pursuant to Section 10 of the Securities Exchange Act of 1934, as amended, together with amendments thereto, in which there is described the terms, rights and provisions applicable to our common stock.

     Upon written or oral request, we will provide at no cost to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any and all of the information that has been incorporated by reference in this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 3380 Central Expressway, Santa Clara, California 95051,
(408) 731-5000, Attention: Senior Vice President and General Counsel.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

     The common stock originally issued by us in exchange for the common stock of Neomorphic, Inc. owned by the selling stockholders was in a transaction exempt from the registration requirements of the Securities Act. Accordingly, all net proceeds from the sale of our Common Stock offered by this prospectus will go to each selling stockholder who offers and sells his, her or its shares. Selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of their shares of common stock.

     Pursuant to the Agreement and Plan of Merger between us, our wholly-owned subsidiary Nautilus Acquisition Corp. and Neomorphic, Inc., we agreed to file the registration statement of which this prospectus is a part on behalf of the selling stockholders. We agreed to use our reasonable best efforts to maintain such registration statement for use by the selling stockholders to sell their shares of Common Stock, but we are under no obligation to do so from and after the time at which the selling stockholders may sell their Common Stock pursuant to Rule 144 of the 1933 Act. We also agreed to indemnify and hold harmless each selling stockholder from and against any losses, claims, damages or liabilities to which such selling stockholder may become subject arising out of or based upon any untrue statement (or alleged untrue statement) or omission of a material fact contained in this registration statement, our failure to fulfill any undertaking included in this registration statement. Each selling stockholder agreed to provide similar indemnification to Affymetrix, each of our officers and directors who signs this registration statement and certain others.

     The following table shows information with respect to the selling stockholders and the principal amounts of common stock they beneficially own that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling stockholders. Because the selling stockholders may offer all or some portion of the common stock, no estimate can be given as to the amount of the common stock that will be held by the selling stockholders upon termination of any sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act.

                                                                    Common                        Common
Stockholder                                                       Stock Owned                  Stock Offered
-----------                                                       -----------                  -------------
Cyrus Harmon                                                        308,848                        308,848
Harmon Family Investors, LLC                                         63,632                         63,632
Gregg Helt                                                          232,800                        232,800
David Kulp                                                          117,408                        117,408
Kulp Family Trust                                                    37,791                         37,791
Martin Reese                                                        103,466                        103,466
David Haussler                                                       58,200                         58,200
Eric Blossom                                                         46,560                         46,560
Moses Cesario                                                        38,800                         38,800
Deirdre Henry                                                        46,560                         46,560
Suzanna Lewis                                                        31,040                         31,040
Elizabeth Scarboro                                                   26,384                         26,384
Chuck White                                                          23,590                         23,590
Steve Chervitz                                                       15,520                         15,520
Tao Starbow                                                           4,912                          4,912
Michael Ashburner                                                     6,208                          6,208
Manfred Sippl                                                         6,208                          6,208
Margaret Murn                                                         6,208                          6,208
Joe Morris                                                            2,328                          2,328
David Pritchard                                                      35,075                         35,075
Shaw Sun                                                              2,483                          2,483
Match-Speckenbach Family Trust                                       29,069                         29,069
Pinky Kushner and Peter Kushner                                      11,656                         11,656
Alex Osborne                                                         14,534                         14,534
Scott Persinger                                                      13,081                         13,081
Stephanie Lowenhaupt                                                    290                            290
Bernard Kushner                                                       1,453                          1,453
Joel Kovel and DeeDee Halleck                                           581                            581
Caroline Rivard                                                         552                            552
                                                                     ======                         ======
     Total:                                                       1,285,237                      1,285,237

     None of the selling stockholders has held any position or office or has had any material relationship previously with us within the past three years, except that all selling stockholders were holders of stock of Neomorphic, Inc., which became a wholly owned subsidiary of Affymetrix on October 30, 2000.

     Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

                              PLAN OF DISTRIBUTION

     The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

     -    in the over-the-counter market;

     - in transactions otherwise than on these exchanges or services or in the over-the-counter market (e.g., privately-negotiated transactions);

     - through the writing of options, whether listed on an options exchange or otherwise;

     -    through the settlement of short sales;

     - through the distribution by a holder to its partners, members or stockholders; or

     - through a combination of any of the above, which may involve crosses or block transactions.

     In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock and deliver these securities to close out those short positions, or loan or pledge the common stock are convertible to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for quotation on the Nasdaq National Market.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock into may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. A selling stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

                           LEGALITY OF THE SECURITIES

     The legality of the common stock offered by this prospectus will be passed upon for Affymetrix by Vern Norviel, Esq., the General Counsel of Affymetrix.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Current Report on Form 8-K filed April 7, 2000. Our consolidated financial statements and schedule are incorporated by reference in this prospectus in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee and the filing fee.

Registration fee.......................................................      $23,497
Legal fees and expenses................................................       30,000
Accounting fees and expenses...........................................       10,000
Nasdaq National Market filing fee......................................       12,852
                                                                             -------

     TOTAL.............................................................      $76,349


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Affymetrix' charter includes a provision that eliminates the personal liability of a director to Affymetrix or its stockholders for monetary damages arising out of the director's breach of his or her fiduciary duty. The charter provides, however, that unless otherwise permitted by applicable law, a director remains potentially liable for monetary damages for:

     - breach of the director's duty of loyalty to Affymetrix or its stockholders;

     - acts or omissions not in good faith or which involve misconduct or a knowing violation of law;

     - an improper payment of a dividend or an improper redemption or repurchase of Affymetrix' stock (as provided in Section 174 of the Delaware General Corporation Law); or

     - any transaction from which a director derives an improper personal benefit.

Any repeal or modification of this provision will not affect any right or protection of a director that exists at the time of such repeal or modification.

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

     Article VIII of the bylaws of Affymetrix provides in terms similar to those of Section 145 of the Delaware General Corporation Law that Affymetrix has the power and is required to indemnify its directors and officers in accordance with Delaware Law.

     The right to indemnification includes the right to be paid by Affymetrix the expenses (including attorneys' fees) incurred in defending any suits brought in advance of their final disposition; provided, however, that if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by the indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to Affymetrix of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to indemnification under Affymetrix' bylaws. The rights to indemnification and to the advancement of expenses covered in Sections 1 and 2 of Article VII of Affymetrix' bylaws are contract rights and these rights continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators.

     If a claim covered by Affymetrix' bylaws (Article VIII, Sections 1 and 2) is not paid in full by Affymetrix within 60 days after a written claim has been received by Affymetrix, except in the case of advancement of expenses pursuant to the terms of an undertaking, in which case the applicable period is 20 days, an indemnitee will be entitled to be paid also the expense of prosecuting or defending the suit. The failure of the indemnitee to meet any applicable standard for indemnification set forth in the Delaware General Corporation Law:

     - is a defense in any suit brought by the indemnitee to enforce a right to indemnification (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses); and

     - entitles Affymetrix to recover an advancement of expenses pursuant to the terms of an undertaking upon a final adjudication in any suit brought by Affymetrix to recover an advancement of expenses pursuant to the terms of an undertaking.

     Neither the failure of Affymetrix, including its board of directors, independent legal counsel or stockholders, to have made a determination prior to the commencement of the suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by Affymetrix, including its board of directors, independent legal counsel or stockholders, that the indemnitee has not met the applicable standard of conduct, in the case of such a suit brought by the indemnitee, is a defense to the suit. In any suit brought by an indemnitee to enforce a right to indemnification or to an advancement of expenses, or any suit brought by Affymetrix to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to an advancement of expenses under Article VIII of the bylaws or otherwise will be borne by Affymetrix.

     The rights to indemnification and to the advancement of expenses conferred in Affymetrix' bylaws are not exclusive of any other right which any person may have or acquire under Affymetrix' charter, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

     Affymetrix may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Affymetrix or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Affymetrix would have the power to indemnify that person against the expense, liability or loss under the Delaware General Corporation Law.

     Affymetrix may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any officer, employee or agent of Affymetrix to the fullest extent of the provisions allowed by its bylaws with respect to the indemnification and advancement of expenses of directors and officers of Affymetrix.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION OF THE DOCUMENT
-------           ---------------------------
    (1)4.1        Restated Certificate of Incorporation of Affymetrix, Inc.

    (2)4.2        Bylaws of Affymetrix, Inc.

    (3)4.3        Agreement and Plan of Merger, dated as of September 29, 2000, between Affymetrix, Inc., Nautilus Acquisition Corp.
                  and Neomorphic, Inc.

    (4)4.4        Rights Agreement, dated October 15, 1998, between Affymetrix, Inc. and American Stock Transfer & Trust Company, as
                  Rights Agent

    (5)4.5        Amendment No. 1 to Rights Agreement, dated as of February 7, 2000, between Affymetrix, Inc. and American Stock
                  Transfer & Trust Company, as Rights Agent

       4.6        Restricted Stock Agreement, dated as of September 29, 2000, between Affymetrix, Inc., Cyrus Harmon and Harmon
                  Family Investors LLC

       4.7        Restricted Stock Agreement, dated as of September 29, 2000, between Affymetrix, Inc. and Gregg Helt

       4.8        Restricted Stock Agreement, dated as of September 29, 2000, between Affymetrix, Inc., David Kulp, and the Kulp
                  Family Trust

       5.1        Opinion of Vern Norviel, General Counsel to Affymetrix

      23.1        Consent of Ernst & Young LLP, Independent Auditors

      23.2        Consent of Vern Norviel (included in Exhibit 5.1)

      24.1        Power of Attorney (included on the signature page hereto)



(1) Incorporated by reference to Exhibit 3.1 to our Form 8-K as filed on June 13, 2000 (File No. 000-28218).

(2) Incorporated by reference to Appendix C to our definitive proxy statement on Schedule 14A as filed on April 29, 1998 (File No. 000-28218).

(3) Incorporated by reference to Exhibit 2.1 to our Form 8-K as filed on November 13, 2000 (File No.000-28218).

(4) Incorporated by reference to Exhibit 1 of our Form 8-A as filed on October 16, 1998 (File No. 000-28218).

(5) Incorporated by reference to Exhibit 4.1 of our Form 8-A/A as filed on March 29, 2000 (File No. 000-28218).

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of The Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Santa Clara, State of California on December 15, 2000.

                          By:            /s/ Vern Norviel
                             ---------------------------------------------
                                             Vern Norviel
                              Senior Vice President, General Counsel and
                                          Corporate Secretary


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Fodor, Edward Hurwitz, and Vern Norviel and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Securities and Exchange Commission Rule 462, which relates to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                                        TITLE                                         DATE
---------                                        -----                                         ----

/s/ Stephen Fodor                                Chief Executive Officer and                   December 15, 2000
--------------------------------------------     Chairman of the Board
Stephen P.A. Fodor, Ph.D.

                                                 Senior Vice President and Chief
/s/ Edward Hurwitz                               Financial Officer (Principal                  December 15, 2000
--------------------------------------------     Financial and Accounting Officer)
Edward M. Hurwitz


/s/ John D. Diekman                              Director                                      December 15, 2000
--------------------------------------------
John D. Diekman, Ph.D.



/s/ Paul Berg                                    Director                                      December 15, 2000
--------------------------------------------
Paul Berg, Ph.D.


/s/ Vernon Loucks                                Director                                      December 15, 2000
--------------------------------------------
Vernon R. Loucks, Jr.


/s/ David Singer                                 Director                                      December 15, 2000
--------------------------------------------
David B. Singer


/s/ Lubert Stryer                                Director                                      December 15, 2000
--------------------------------------------
Lubert Stryer, M.D.


/s/ John Young                                   Director                                      December 15, 2000
--------------------------------------------
John A. Young


                                  EXHIBIT INDEX




ITEM 16. EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION OF THE DOCUMENT
-------           ---------------------------
    (1)4.1        Restated Certificate of Incorporation of Affymetrix, Inc.

    (2)4.2        Bylaws of Affymetrix, Inc.

    (3)4.3        Agreement and Plan of Merger, dated as of September 29, 2000, between Affymetrix, Inc., Nautilus Acquisition Corp.
                  and Neomorphic, Inc.

    (4)4.4        Rights Agreement, dated October 15, 1998, between Affymetrix, Inc. and American Stock Transfer & Trust Company, as
                  Rights Agent

    (5)4.5        Amendment No. 1 to Rights Agreement, dated as of February 7, 2000, between Affymetrix, Inc. and American Stock
                  Transfer & Trust Company, as Rights Agent

       4.6        Restricted Stock Agreement, dated as of September 29, 2000, between Affymetrix, Inc., Cyrus Harmon and Harmon
                  Family Investors LLC

       4.7        Restricted Stock Agreement, dated as of September 29, 2000, between Affymetrix, Inc. and Gregg Helt

       4.8        Restricted Stock Agreement, dated as of September 29, 2000, between Affymetrix, Inc., David Kulp, and the Kulp
                  Family Trust

       5.1        Opinion of Vern Norviel, General Counsel to Affymetrix

      23.1        Consent of Ernst & Young LLP, Independent Auditors

      23.2        Consent of Vern Norviel (included in Exhibit 5.1)

      24.1        Power of Attorney (included on the signature page hereto)



(1) Incorporated by reference to Exhibit 3.1 to our Form 8-K as filed on June 13, 2000 (File No. 000-28218).

(2) Incorporated by reference to Appendix C to our definitive proxy statement on Schedule 14A as filed on April 29, 1998 (File No. 000-28218).

(3) Incorporated by reference to Exhibit 2.1 to our Form 8-K as filed on November 13, 2000 (File No.000-28218).

(4) Incorporated by reference to Exhibit 1 of our Form 8-A as filed on October 16, 1998 (File No. 000-28218).

(5) Incorporated by reference to Exhibit 4.1 of our Form 8-A/A as filed on March 29, 2000 (File No. 000-28218).



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